UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2024

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12755 E. Nine Mile Road
Warren, Michigan		48089
(Address of Principal Executive Offices)		(Zip Code)

(586) 920-0100 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Universal Development of Tennessee, LLC (“UDOT”), a wholly owned subsidiary of Universal Logistics Holdings, Inc. (“ULH” or the “Company”), has delivered to an escrow agent for Ford Motor Company (“Ford”) a composite sublease agreement that UDOT expects to enter into with Ford. Under the sublease agreement, UDOT would lease from Ford certain land located in Stanton, Tennessee and construct an approximately 1,000,000 sq. ft. warehouse and distribution facility on the property for Ford as a part of a contract logistics program supporting Ford’s production of its next generation electric truck. UDOT would develop the facility at its own cost in accordance with Ford’s specifications and would be required to substantially complete its work by January 1, 2025. UDOT would then deliver possession of the facility to Ford, and Ford would make payments for the facility to UDOT over a term of 10 years. UDOT anticipates that Ford will pay a monthly base amount of approximately $2,418,806 plus all taxes, assessments, utilities and charges for the term. Ford would have the option to prepay in full the base amount that would otherwise be payable during the term and, if Ford exercises the prepayment option, Ford would also be required to pay UDOT any unpaid additional amounts that are due at the time of prepayment.

ULH also expects to indemnify, defend, and hold Ford harmless from and against losses or damages incurred by Ford resulting from certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of UDOT under an indemnity agreement delivered to Ford’s escrow agent. ULH anticipates that the indemnity agreement will contain customary provisions regarding insurance, indemnification, waiver of subrogation, condemnation, destruction of premises, events of default and remedies.

The release of the sublease agreement and indemnity agreement from escrow is conditioned on, among other things, Ford’s receipt of all necessary governmental approvals for its execution and delivery of a prime lease for the property with the Megasite Authority of West Tennessee. Although the conditions to the escrow agent’s release of the agreements have not yet occurred, UDOT has commenced work on the facility and expects to begin recognizing revenue and expenses associated with the project starting in the first quarter 2024. Given the unanticipated delay in satisfaction of the conditions to the escrow agent’s release of the agreements, and since the Company’s revenue and expenses associated with the project prior to the release of the agreements from escrow may be material, the Company has elected to disclose these events in this Current Report on Form 8-K.

The foregoing description is subject in its entirety to the comprehensive terms of the sublease agreement and indemnity agreement, and the Company intends to disclose its entry into those agreements upon their release from escrow in a Current Report on Form 8-K under Items 1.01 and 2.03 thereof.

Item 9.01 Financial Statements and Exhibits.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date:	March 29, 2024	By:	/s/ Steven Fitzpatrick
Steven Fitzpatrick Secretary